UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
June 24, 2013
Date of Report (Date of earliest event reported)

LENNAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Northwest 107th Avenue, Miami, Florida 33172
(Address of principal executive offices) (Zip Code)
(305) 559-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
d) Election of Directors
On June 24, 2013, our Board of Directors, upon the recommendation of the Board's Nominating and Corporate Governance Committee, elected Teri McClure to serve as a director for a term of office expiring at our 2014 Annual Meeting of Stockholders, at which time her continued Board service will be subject to renomination and stockholder approval. Ms. McClure's term of office is effective June 24, 2013. Ms. McClure has not been assigned to any Committees of the Board. Ms. McClure currently serves as Senior Vice President of Legal, Compliance, Audit and Public Affairs, General Counsel and Corporate Secretary of UPS (NYSE: UPS).
The Board has determined that Ms. McClure qualifies as independent under the independence standards set forth in the NYSE corporate governance listing standards. There are no arrangements or understandings between Ms. McClure and any other persons with respect to her appointment as a director. Neither Ms. McClure nor any immediate family member of Ms. McClure has been a participant in any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.
Ms. McClure will participate in our outside director compensation program described under the heading “Director Compensation” in our 2013 Proxy Statement, which was filed with the Securities and Exchange Commission on March 1, 2013. Accordingly, for 2013, Ms. McClure will receive the annual grant of options to purchase 2,500 shares of Lennar's Class A common stock, which will become exercisable on the six month anniversary of the grant date, 2,000 shares of Lennar's Class A common stock, half of which may not be transferred until the second anniversary of the grant date, and the outside director retainer.
A press release announcing Ms. McClure's election to the Board is attached to this report as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description of Document

99.1	Press Release issued by Lennar Corporation on June 25, 2013.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2013	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release issued by Lennar Corporation on June 25, 2013.